Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

i3 Verticals, Inc.
Nashville, Tennessee

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated November 22, 2019, except for Notes 7 and 16, to which the date is November 23, 2020, relating to the consolidated financial statements of i3 Verticals, Inc. as of September 30, 2019 and for each of the two years in the period ended September 30, 2019, appearing in the Company’s Annual Report on Form 10-K for the year ended September 30, 2020.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Nashville, Tennessee
August 20, 2021